Free Writing Prospectus Statement

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-235549
February 10, 2020

Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy of this free writing prospectus.

PDS Biotechnology Corporation has filed with the Securities and Exchange Commission (the "SEC") a registration statement (File No. 333-235549) and a preliminary prospectus (the "Preliminary Prospectus") for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the documents incorporated by reference therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, when they are available, copies of the Preliminary Prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, New York 10022; or by calling toll free (866) 803-9204. The most recent Preliminary Prospectus filed with the SEC may be obtained by clicking on the active hyperlink below:

https://www.sec.gov/Archives/edgar/data/1472091/000114036120001970/nt10006928x4_s1a.htm

This free writing prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

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ot constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

 1  Free Writing Prospectus Statement  Issuer Free Writing ProspectusFiled Pursuant to Rule 433Registration No. 333-235549February 10, 2020Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy of this free writing prospectus.PDS Biotechnology Corporation has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-235549) and a preliminary prospectus (the “Preliminary Prospectus”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the documents incorporated by reference therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, when they are available, copies of the Preliminary Prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, New York 10022; or by calling toll free (866) 803-9204. The most recent Preliminary Prospectus filed with the SEC may be obtained by clicking on the active hyperlink below:https://www.sec.gov/Archives/edgar/data/1472091/000114036120001970/nt10006928x4_s1a.htmThis free writing prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

 2  Offering Summary  Issuer  PDS Biotechnology Corporation  Exchange / Ticker  Nasdaq: PDSB  Offering Size  Approximately $12,000,000 (100% Primary)  Over Allotment  15% (100% Primary)  Offering Details  Common Stock  Use of Proceeds  We intend to use the net proceeds from this offering for:- General corporate purposes, including research and development costs - To progress clinical development of our Versamune®-based immunotherapies- General administrative expenses, working capital and capital expenditures  Indication of Interest  Certain members of our board of directors and certain of our officers have indicated an interest in purchasing up to approximately $0.65 million of our common stock in the offering at the public offering price. As such indications of interest are not binding agreements or commitments to purchase, the underwriter could determine to sell more, less or no shares to such stockholders, directors and officers and such stockholders, directors and officers could determine to purchase more, less or no shares in the offering. In connection with NetScientific plc’s (“NetSceintific”), a current stockholder, expression of interest to participate in and subject to the consummation of the offering, our board of directors agree to increase the number of authorized directors serving on our board of directors from seven directors to eight directors and to appoint a designee of NetScientific to our board of directors to fill the vacancy created by such newly created directorship, subject to such designee’s approval by the Nominating and Corporate Governance Committee of our board of directors. Our board of directors further agree to nominate the member of the board of directors so designated by NetScientific for election at our next annual meeting of stockholders.  Sole Book-Running Manager  A.G.P / Alliance Global Partners